Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Marcela Manjarrez-Hawn
	Senior Vice President, Finance & Investor Relations	Senior Vice President and Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS FIRST QUARTER 2021 RESULTS AND INCREASES 2021 GUIDANCE
-- Diluted EPS of $1.19; Adjusted Diluted EPS of $1.63 --
-- Raises Total Revenue and Adjusted Diluted EPS Guidance --

ST. LOUIS, MISSOURI (April 27, 2021) -- Centene Corporation (NYSE: CNC) announced today its financial results for the first quarter ended March 31, 2021, reporting diluted earnings per share (EPS) of $1.19 and adjusted diluted EPS of $1.63.

In summary, the 2021 first quarter results were as follows:

Total revenues (in millions)	$29,983
Health benefits ratio	86.8%
SG&A expense ratio	8.4%
Adjusted SG&A expense ratio (1)	8.1%
GAAP diluted earnings per share	$1.19
Adjusted diluted EPS (1)	$1.63
Total cash flow provided by operations (in millions)	$43

(1) A full reconciliation of the adjusted SG&A expense ratio and adjusted diluted EPS is shown on page six of this release.

“Centene is off to a strong start in 2021, with solid revenue and earnings growth. We are increasing our full-year guidance, driven by the positive first quarter momentum and the tailwinds we expect to persist throughout the months ahead,” said Michael F. Neidorff, Chairman, President and Chief Executive Officer of Centene. “While we remain vigilant around the unique dynamics of the current operating environment, we are confident in the strength of our diversified healthcare enterprise and the compelling avenues for growth and value creation across our portfolio. We continue to drive forward our technology strategy and the combination with Magellan remains on track to close in the second half of 2021, providing us with additional capabilities to expand access to care and nurture a fully integrated model across behavioral and physical health.”

First Quarter Highlights

•March 31, 2021 managed care membership of 25.1 million, an increase of 1.3 million members, or 5%, compared to March 31, 2020.

•Total revenues of $30.0 billion for the first quarter of 2021, representing 15% growth compared to the first quarter of 2020.

•Health benefits ratio (HBR) of 86.8% for the first quarter of 2021, compared to 88.0% in the first quarter of 2020.

•Selling, general and administrative (SG&A) expense ratio of 8.4% for the first quarter of 2021, compared to 9.9% for the first quarter of 2020.

•Adjusted SG&A expense ratio of 8.1% for the first quarter of 2021, compared to 8.6% for the first quarter of 2020.

•Diluted EPS for the first quarter of 2021 of $1.19, compared to diluted EPS of $0.08 for the first quarter of 2020.

•Adjusted diluted EPS for the first quarter of 2021 of $1.63, compared to $0.86 for the first quarter of 2020.

•Operating cash flow of $43 million for the first quarter 2021, reflecting a $910 million delay in premium payments from one of our states.

Other Events

•In March 2021, Centene announced its Hawaii subsidiary, 'Ohana Health Plan, was selected by the Hawaii Department of Human Services' Med-QUEST Division to continue administering covered services to eligible Medicaid and Children's Health Insurance Program (CHIP) members for medically necessary medical, behavioral health, and long-term services and supports. The new statewide contract is anticipated to begin July 1, 2021.

•In March 2021, Centene partnered with the YWCA USA to deploy Young Women Choosing Action, an innovative program designed to engage 13- to 19-year old girls from low-income families, especially individuals of color, over the course of three years.

•In March 2021, Centene announced the expiration of the the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the Company's proposed acquisition of Magellan Health Inc.

•In March 2021, Centene partnered with several members of the Pro Football Hall of Fame to increase education and awareness around COVID-19 vaccines through a series of new 15-, 30- and 60-second public service announcements, with a particular focus on communities of color.

•In March 2021, Centene announced Katie Casso had been named Senior Vice President, Corporate Controller, effective April 1, 2021. Christopher Isaak, Senior Vice President, Corporate Controller and Chief Accounting Officer announced his retirement, effective April 30, 2021.

•In March 2021, Centene announced four executive leadership appointments to support the Company's continued growth and innovation. Brent Layton was appointed to President of U.S. Health Plans, Products, and International. Sarah London was appointed to President, Health Care Enterprises and Executive Vice President, Advanced Technology. Shannon Bagley was appointed to Executive Vice President, Chief Administrative Officer. H. Robert Sanders was appointed to Executive Vice President, Global Human Resources. The appointments were effective March 1, 2021.

•In February 2021, Centene announced its Hawaii subsidiary, 'Ohana Health Plan, was selected to continue administering services through the Community Care Services program in partnership with the Hawaii Department of Human Services' Med-QUEST Division. The new three-year, statewide contract is anticipated to begin July 1, 2021.

•In February 2021, Centene issued $2.0 billion 2.50% Senior Notes due 2031 and used the proceeds, together with cash on hand, to complete a tender offer to purchase for cash any and all of the outstanding aggregate principal amount of the $2.2 billion 4.75% Senior Notes due 2025 (the 2025 Notes) and subsequently redeemed the 2025 Notes that remained outstanding following the tender offer, including all premiums, accrued interest and costs and expenses related to the redemption.

•In January 2021, Centene began administering the Buckley Prime Service Area Pilot in the Denver, Colorado area, which is a TRICARE pilot program for value-based payment arrangements not currently an option in the fee-for-service T2017 reimbursement model.

Accreditations & Awards

•In February 2021, Centene's subsidiary, Ambetter of Absolute Total Care, earned Accreditation from the National Committee for Quality Assurance (NCQA).

•In January 2021, the Human Rights Campaign (HRC) Foundation named Centene a 2021 Best Place to Work for LGBTQ Equality for the fourth consecutive year, after receiving a score of 100 percent on the HRC's Corporate

Equality Index (CEI). The CEI is a national benchmarking tool on corporate policies, benefits, and practices that improve the experiences of lesbian, gay, bisexual, transgender, and queer employees.

•In January 2021, for the third consecutive year, Bloomberg named Centene in its 2021 Gender-Equality Index (GEI), which lists companies recognized as global leaders in advancing women in the workplace. Organizations included in the elite list represent 44 countries and regions from around the world and are spotlighted for their efforts to ensure a more equal workplace.

•In January 2021, Centene's subsidiary, Centurion, earned the Telehealth Accreditation from the Utilization Review Accreditation Commission.

•In January 2021, Ascension Complete, Centene's joint venture with Ascension, earned Accreditation from the NCQA.

Membership

The following table sets forth our membership by line of business:

	March 31,
	2021	2020
Traditional Medicaid (1)	12,307,400	10,397,900
High Acuity Medicaid (2)	1,529,000	1,488,200
Total Medicaid	13,836,400	11,886,100
Commercial	2,384,300	2,728,200
Medicare (3)	1,138,500	918,400
Medicare PDP	4,109,700	4,416,500
International	597,400	599,900
Correctional	144,900	172,000
Total at-risk membership	22,211,200	20,721,100
TRICARE eligibles	2,881,400	2,864,800
Non-risk membership	4,400	216,200
Total	25,097,000	23,802,100

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.

The following table sets forth additional membership statistics, which are included in the membership information above:

	March 31,
	2021	2020
Dual-eligible (4)	1,086,300	879,000
Health Insurance Marketplace	1,900,900	2,199,300
Medicaid Expansion	2,267,400	1,764,600

(4) Membership that is eligible for both Medicaid and Medicare benefits.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended March 31,
	2021	2020	% Change
Medicaid	$20,191	$17,401	16%
Commercial	3,898	4,119	(5)%
Medicare (5)	3,757	2,656	41%
Medicare PDP	582	600	(3)%
Other	1,555	1,249	24%
Total Revenues	$29,983	$26,025	15%
(5) Membership includes Medicare Advantage and Medicare Supplement.

Statement of Operations: Three Months Ended March 31, 2021

•For the first quarter of 2021, total revenues increased 15% to $30.0 billion from $26.0 billion in the comparable period of 2020. The increase over the prior year was due to a full quarter of WellCare and the ongoing suspension of Medicaid eligibility redeterminations, which was partially offset by an overall decrease in Marketplace membership, state premium rate adjustments and risk sharing mechanisms, and the repeal of the health insurer fee.

•HBR of 86.8% for the first quarter of 2021 represents a decrease from 88.0% in the comparable period in 2020. The year-over-year decrease was attributable to lower medical utilization trends due to the COVID-19 pandemic and lower costs associated with the flu. The decrease was partially offset by higher testing and treatment costs associated with COVID-19, state premium rate adjustments and risk sharing mechanisms, and higher COVID-19 and traditional utilization in the Marketplace business.

•The SG&A expense ratio was 8.4% for the first quarter of 2021, compared to 9.9% in the first quarter of 2020. The decrease was due to lower acquisition related expenses, the ongoing suspension of Medicaid eligibility redeterminations, and the leveraging of expenses over higher revenues as a result of recent acquisitions.

•The adjusted SG&A expense ratio was 8.1% for the first quarter of 2021, compared to 8.6% in the first quarter of 2020. The adjusted SG&A expense ratio benefited from the ongoing suspension of Medicaid eligibility redeterminations, the leveraging of expenses over higher revenues due to recent acquisitions, and decreased ongoing compensation costs due to restructuring activities.

•The effective tax rate was 25.9% for the first quarter of 2021, compared to 64.9% in the first quarter of 2020. The effective tax rate for the first quarter of 2021 reflects the repeal of the health insurer fee beginning in 2021. The 2020 effective tax rate was also driven by the non-deductibility of certain acquisition related expenses and the tax impact associated with the Illinois divestiture. For the first quarter of 2021, our effective tax rate on adjusted earnings was 25.4%.

Balance Sheet

At March 31, 2021, the Company had cash, investments and restricted deposits of $25.6 billion and maintained $369 million of cash and cash equivalents in our unregulated entities. Medical claims liabilities totaled $12.8 billion. The Company's days in claims payable was 49 days, which is a decrease of two days over the fourth quarter of 2020 due to the timing of medical and pharmacy claims payments. Total debt was $16.8 billion, which included $152 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 38.5% at March 31, 2021, excluding $184 million of non-recourse debt. Our debt to capital ratio would have been 38.0% at March 31, 2021, when netting unregulated cash and cash equivalents with debt, and excluding non-recourse debt.

Outlook

The Company's guidance has been updated to reflect the following:
•ongoing suspension of Medicaid eligibility redeterminations to August 1,
•the extensions of the California pharmacy services to July 1 and New York pharmacy services through 2022,
•the Marketplace special enrollment period,
•the recent Oklahoma contract awards,
•Medicare membership, sequestration, and the fee schedule increase, and
•updated expectations regarding state premium rate adjustments and risk sharing mechanisms.
These items will be further discussed on our conference call. The Company's annual guidance for 2021 is as follows:

	Full Year 2021
	Low	High
Total revenues (in billions)	$120.1	$122.1
GAAP diluted EPS	$3.68	$3.90
Adjusted diluted EPS (1)	$5.05	$5.35
HBR	87.1%	87.7%
SG&A expense ratio	8.4%	8.9%
Adjusted SG&A expense ratio (2)	8.3%	8.8%
Effective tax rate	24.7%	26.7%
Diluted shares outstanding (in millions)	589.0	592.0

(1) A full reconciliation of adjusted diluted EPS is shown on page six of this release.
(2) Adjusted SG&A expense ratio excludes acquisition related expenses of $186 million to $218 million and severance costs due to a restructuring of $70 million to $80 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 27, 2021, at approximately 8:30 AM (Eastern Time) to review the financial results for the first quarter ended March 31, 2021. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 9872494 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, April 26, 2022, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, May 4, 2021, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10153375.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company’s core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company’s performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended March 31,
	2021	2020
GAAP net earnings attributable to Centene	$699	$46
Amortization of acquired intangible assets	195	166
Acquisition related expenses	47	313
Other adjustments (1)	102	23
Income tax effects of adjustments (2)	(83)	(72)
Adjusted net earnings	$960	$476

(1) Other adjustments include the following items:
(a) debt extinguishment costs of $46 million and $44 million for the three months ended March 31, 2021 and 2020, respectively;
(b) severance costs due to a restructuring of $56 million for the three months ended March 31, 2021;
(c) divestiture gain of $93 million for the three months ended March 31, 2020; and
(d) non-cash impairment of $72 million for the three months ended March 31, 2020.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended March 31,		Annual Guidance December 31, 2021
	2021	2020
GAAP diluted earnings per share attributable to Centene	$1.19	$0.08	$3.68 - $3.90
Amortization of acquired intangible assets (3)	0.25	0.23	$0.99 - $1.01
Acquisition related expenses (4)	0.06	0.49	$0.24 - $0.28
Other adjustments (5)	0.13	0.06	$0.14 - $0.16
Adjusted diluted EPS	$1.63	$0.86	$5.05 - $5.35

(3) The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.08 and $0.07 for the three months ended March 31, 2021 and 2020, respectively, and an estimated $0.31 to $0.32 for the year ended December 31, 2021.

(4) The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.02 and $0.08 for the three months ended March 31, 2021 and 2020, respectively, and an estimated $0.08 to $0.10 for the year ended December 31, 2021.

(5) Other adjustments include the following items:
(a) debt extinguishment costs of $0.06 and $0.06 per diluted share, net of an income tax benefit of $0.02 and $0.02 for the three months ended March 31, 2021 and 2020, respectively, and an estimated $0.05 to $0.06 per diluted share, net of an estimated income tax benefit of $0.02 for the year ended December 31, 2021;
(b) severance costs due to a restructuring of $0.07 per diluted share, net of an income tax benefit of $0.02 for the three months ended March 31, 2021 and an estimated $0.09 to $0.10 per diluted share, net of an estimated income tax benefit of $0.03 for the year ended December 31, 2021;
(c) gain related to the divestiture of certain products of the Company's Illinois health plan of $0.10 per diluted share, net of income tax expense of $0.07 for the three months ended March 31, 2020; and
(d) non-cash impairment of our third party-care management software system of $0.10 per diluted share, net of an income tax benefit of $0.03 for the three months ended March 31, 2020.

	Three Months Ended March 31,
	2021	2020
GAAP SG&A expenses	$2,367	$2,384
Acquisition related expenses	46	295
Restructuring costs	56	—
Adjusted SG&A expenses	$2,265	$2,089

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expenses (non-GAAP) = Selling, general and administrative expenses, less acquisition related expenses.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period, divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities, divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment.  These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 50 company, is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and the development of its people, systems and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our proposed acquisition of Magellan Health (the Magellan Acquisition), our recently completed acquisition of WellCare Health Plans, Inc. (WellCare and such acquisition, the WellCare Acquisition), other recent and future acquisitions, investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: the impact of COVID-19 on global markets, economic conditions, the healthcare industry and our results of operations and the response by governments and other third parties to COVID-19; the risk that regulatory or other approvals required for the Magellan Acquisition may be delayed or not obtained or are subject to unanticipated conditions that could require the exertion of management's time and our resources or otherwise have an adverse effect on us; the possibility that certain conditions to the consummation of the Magellan Acquisition will not be satisfied or completed on a timely basis and accordingly the Magellan Acquisition may not be consummated on a timely basis or at all; uncertainty as to the expected financial performance of the combined company following completion of the Magellan Acquisition; the possibility that the expected synergies and value creation from the Magellan Acquisition or the WellCare Acquisition will not be realized, or will not be realized within the respective expected time periods; the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Magellan Acquisition or that the integration of Magellan Health will be more difficult or time consuming than expected; the risk that potential litigation in connection with the Magellan Acquisition may affect the timing or occurrence of the Magellan Acquisition or result in significant costs of defense, indemnification and liability; a downgrade of the credit rating of our indebtedness, which could give rise to an obligation to redeem existing indebtedness; the inability to retain key personnel; disruption from the announcement, pendency, completion and/or integration of the Magellan Acquisition or from the integration of the WellCare Acquisition, or similar risks from other acquisitions we may announce or complete from time to time, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder that may result from changing political conditions, the new administration or judicial actions, including the ultimate outcome in “Texas v. United States of America” regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future legal and regulatory proceedings or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including businesses we may acquire in the future, will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions, including the Magellan acquisition; disruption caused by significant completed and pending acquisitions making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	March 31, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$9,627	$10,800
Premium and trade receivables	11,601	9,696
Short-term investments	1,662	1,580
Other current assets	1,550	1,317
Total current assets	24,440	23,393
Long-term investments	13,245	12,853
Restricted deposits	1,113	1,060
Property, software and equipment, net	2,822	2,774
Goodwill	18,788	18,652
Intangible assets, net	8,235	8,388
Other long-term assets	1,642	1,599
Total assets	$70,285	$68,719
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$12,842	$12,438
Accounts payable and accrued expenses	6,866	7,069
Return of premium payable	1,935	1,458
Unearned revenue	574	523
Current portion of long-term debt	62	97
Total current liabilities	22,279	21,585
Long-term debt	16,695	16,682
Deferred tax liability	1,641	1,534
Other long-term liabilities	3,134	2,956
Total liabilities	43,749	42,757
Commitments and contingencies
Redeemable noncontrolling interests	78	77
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 599,608 issued and 582,682 outstanding at March 31, 2021, and 598,249 issued and 581,479 outstanding at December 31, 2020	1	1
Additional paid-in capital	19,500	19,459
Accumulated other comprehensive earnings	176	337
Retained earnings	7,491	6,792
Treasury stock, at cost (16,926 and 16,770 shares, respectively)	(826)	(816)
Total Centene stockholders' equity	26,342	25,773
Noncontrolling interest	116	112
Total stockholders' equity	26,458	25,885
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$70,285	$68,719

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Premium	$26,933	$23,214
Service	1,181	958
Premium and service revenues	28,114	24,172
Premium tax and health insurer fee	1,869	1,853
Total revenues	29,983	26,025
Expenses:
Medical costs	23,391	20,420
Cost of services	1,048	825
Selling, general and administrative expenses	2,367	2,384
Amortization of acquired intangible assets	195	166
Premium tax expense	1,928	1,625
Health insurer fee expense	—	345
Impairment	—	72
Total operating expenses	28,929	25,837
Earnings from operations	1,054	188
Other income (expense):
Investment and other income	103	167
Debt extinguishment costs	(46)	(44)
Interest expense	(170)	(180)
Earnings before income tax expense	941	131
Income tax expense	244	85
Net earnings	697	46
Loss attributable to noncontrolling interests	2	—
Net earnings attributable to Centene Corporation	$699	$46

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.20	$0.08
Diluted earnings per common share	$1.19	$0.08

Weighted average number of common shares outstanding:
Basic	581,869	544,436
Diluted	589,343	552,062

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$697	$46
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
Depreciation and amortization	361	288
Stock compensation expense	51	117
Impairment	—	72
Loss on debt extinguishment	46	44
Deferred income taxes	156	112
Gain on divestiture	—	(93)
Other adjustments, net	2	24
Changes in assets and liabilities
Premium and trade receivables	(1,891)	(2,182)
Other assets	(287)	97
Medical claims liabilities	405	252
Unearned revenue	48	(88)
Accounts payable and accrued expenses	32	704
Other long-term liabilities	423	361
Other operating activities, net	—	6
Net cash provided by (used in) operating activities	43	(240)
Cash flows from investing activities:
Capital expenditures	(187)	(177)
Purchases of investments	(1,653)	(1,400)
Sales and maturities of investments	1,391	902
Acquisitions, net of cash acquired	(158)	(3,048)
Divestiture proceeds, net of divested cash	—	456
Other investing activities, net	—	(5)
Net cash used in investing activities	(607)	(3,272)
Cash flows from financing activities:
Proceeds from long-term debt	2,317	2,542
Payments of long-term debt	(2,295)	(1,039)
Common stock repurchases	(29)	(558)
Payments for debt extinguishment	(54)	(21)
Debt issuance costs	(27)	(92)
Other financing activities, net	15	7
Net cash provided by (used in) financing activities	(73)	839
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(16)	(1)
Net decrease in cash, cash equivalents and restricted cash and cash equivalents	(653)	(2,674)
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	10,957	12,131
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$10,304	$9,457
Supplemental disclosures of cash flow information:
Interest paid	$130	$104
Income taxes paid	$20	$3
Equity issued in connection with acquisitions	$—	$11,526

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	2021	2020
Cash and cash equivalents	$9,627	$9,308
Restricted cash and cash equivalents, included in restricted deposits	677	149
Total cash, cash equivalents, and restricted cash and cash equivalents	$10,304	$9,457

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q1	Q4	Q3	Q2	Q1
	2021	2020	2020	2020	2020
MEMBERSHIP
Traditional Medicaid (1)	12,307,400	12,055,400	11,662,100	11,124,800	10,397,900
High Acuity Medicaid (2)	1,529,000	1,554,700	1,521,700	1,498,900	1,488,200
Total Medicaid	13,836,400	13,610,100	13,183,800	12,623,700	11,886,100
Commercial	2,384,300	2,633,600	2,719,500	2,763,300	2,728,200
Medicare (3)	1,138,500	955,400	953,800	936,500	918,400
Medicare PDP	4,109,700	4,469,400	4,436,400	4,443,100	4,416,500
International	597,400	597,700	599,900	600,400	599,900
Correctional	144,900	147,200	167,200	166,000	172,000
Total at-risk membership	22,211,200	22,413,400	22,060,600	21,533,000	20,721,100
TRICARE eligibles	2,881,400	2,877,900	2,877,900	2,864,700	2,864,800
Non-risk membership	4,400	231,600	227,200	223,300	216,200
Total	25,097,000	25,522,900	25,165,700	24,621,000	23,802,100

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.

NUMBER OF EMPLOYEES	69,100	71,300	71,100	71,800	69,700

DAYS IN CLAIMS PAYABLE (4)	49	51	52	51	51
(4) On a pro-forma basis, DCP for Q1 2020 was 47, reflecting adjusted medical costs to include a full quarter of WellCare operations.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$24,361	$24,361	$22,623	$23,655	$19,358
Unregulated	1,286	1,932	1,986	1,982	2,871
Total	$25,647	$26,293	$24,609	$25,637	$22,229

DEBT TO CAPITALIZATION	38.8%	39.3%	39.4%	40.0%	42.2%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (5)	38.5%	39.0%	39.1%	39.7%	41.9%
(5) Excluding non-recourse debt of $184 million and $230 million at March 31, 2021 and December 31, 2020, respectively.

OPERATING RATIOS

	Three Months Ended March 31,
	2021	2020
HBR	86.8%	88.0%
SG&A expense ratio	8.4%	9.9%
Adjusted SG&A expense ratio	8.1%	8.6%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, March 31, 2020	$11,413
Less: Reinsurance recoverable	21
Balance, March 31, 2020, net	11,392
Acquisitions and divestitures	159
Incurred related to:
Current period	90,178
Prior period	(943)
Total incurred	89,235
Paid related to:
Current period	78,454
Prior period	9,515
Total paid	87,969
Balance, March 31, 2021, net	12,817
Plus: Reinsurance recoverable	25
Balance, March 31, 2021	$12,842

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $108 million was recorded as a reduction from premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service March 31, 2020, and prior.